Supplemental Financial Report

First Quarter 2021

May 6, 2021

ColonyCapital

Cautionary Statement Regarding Forward-Looking Statements

This presentation may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the impact of COVID-19 on the global economy, including the Company’s businesses, whether the Company’s wellness infrastructure segment, including contractual rent collections, will continue to perform well despite ongoing impacts of COVID-19, the Company’s ability to continue driving strong growth in its digital business and accelerating its digital transformation, including whether the Company will continue to lower corporate expenses and achieve earnings rotation through divestment of legacy businesses and assets, whether the Company will realize the anticipated benefits of Wafra’s strategic investment in the Company’s digital investment management business, including whether the Wafra investment will become subject to redemption and the amount of commitments Wafra will make to the Company’s digital investment products, the Company’s ability to raise third party capital in its managed funds or co-investment structures and the pace of such fundraising (including as a result of the impact of COVID-19), whether the DCP II fund raising target will be met, in the amounts anticipated or at all, the performance of DataBank, including zColo, the success and performance of the Company’s future investment product offerings, including a digital credit investment vehicle, whether the Company will realize the anticipated benefits of its investment in Vantage SDC, including the performance and stability of its portfolio, the pace of growth in the Company’s digital investment management franchise, the Company’s ability to continue to make investments in digital assets onto the balance sheet and the quality and earnings profile of such investments, the resilience and growth in demand for digital infrastructure, whether the Company will realize the anticipated benefits of its securitization transactions, the Company’s ability to simplify its business and continue to monetize legacy businesses/OED assets, including the timing and amount of proceeds to be received by the Company, if any, and its impact on the Company’s liquidity, whether warehoused investments will ultimately be transferred to a managed investment vehicle or at all, the impact of impairments, the level of expenses within the wellness infrastructure segment and the impact on performance for the segment, whether the Company will maintain or produce higher Core FFO per share in the coming quarters, or ever, the Company’s FRE and FEEUM and its ability to continue growth at the current pace or at all, whether the Company will continue to pay dividends on its preferred stock, the impact of changes to the Company’s management or board of directors, employee and organizational structure, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility (including as a result of the impact of COVID-19), the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC (including as a result of the impact of COVID-19), whether the Company will further extend the term of its revolving credit facility, including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, the impact of management changes at CLNC, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, customer demand for datacenters, the Company's portfolio composition, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to pay or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc. and other managed investment vehicles, whether the Company will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, the Company’s ability to maintain inclusion and relative performance on the RMZ, the Company’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in the Company’s markets, the Company’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions (including the impact of COVID-19 on such conditions) on the borrowers of the Company’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, each under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in the Company’s reports filed from time to time with the SEC. The Company cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this presentation. The Company is under no duty to update any of these forward-looking statements after the date of this presentation, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

This presentation may contain statistics and other data that has been obtained or compiled from information made available by third-party service providers. The Company has not independently verified such statistics or data.

This presentation is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This information is not intended to be indicative of future results. Actual performance of the Company may vary materially.

The appendices herein contain important information that is material to an understanding of this presentation and you should read this presentation only with and in context of the appendices.

Colony Capital | Supplemental Financial Report

Important Note Regarding Non-GAAP Financial Measures

This supplemental package includes certain “non-GAAP” supplemental measures that are not defined by generally accepted accounting principles, or GAAP, including the financial metrics defined below, of which the calculations may from methodologies utilized by other REITs for similar performance measurements, and accordingly, may not be comparable to those of other REITs.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization: The Company calculates Adjusted EBITDA by adjusting Core FFO to exclude interest expense, preferred dividends, tax expense or benefit, earnings from equity method investments, placement fees, and for the Digital Operating segment, restructuring, transaction and integration costs, and revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services. The Company uses Adjusted EBITDA as a supplemental measure of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because Adjusted EBITDA is calculated before recurring cash charges including interest expense and taxes and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

FFO: The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

Core FFO: The Company computes core funds from operations (Core FFO) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) equity-based compensation expense; (ii) effects of straight-line rent revenue and expense; (iii) amortization of acquired above- and below-market lease values; (iv) debt prepayment penalties and amortization of deferred financing costs and debt premiums and discounts; (v) non-real estate depreciation, amortization and impairment; (vi) restructuring and transaction-related charges; (vii) non-real estate loss (gain), fair value loss (gain) on interest rate and foreign currency hedges, and foreign currency remeasurements except realized gain and loss from the Digital Other segment; (viii) net unrealized carried interest; and (ix) deferred taxes and the tax effect on certain of the foregoing adjustments. The Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) represented the cash dividends declared in the reported period. The Company excluded results from discontinued operations in its calculation of Core FFO and applied this exclusion to prior periods. Beginning with the first quarter 2021, the Company revised the computation of Core FFO and and applied this revised computation methodology to prior periods presented.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP.
The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs, and such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance.

Colony Capital | Supplemental Financial Report

Important Note Regarding Non-GAAP Financial Measures

Digital Operating Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA: The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

Fee Related Earnings (“FRE”): The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses (excluding fund raising placement agent fee expenses), and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the overall digital investment management business. FRE is presented prior to the deduction for Wafra's 31.5% interest.

NOI: NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness. NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Tenant/operator provided information: The information related to the Company’s tenants/operators that is provided in this presentation has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Colony Capital | Supplemental Financial Report

Note Regarding CLNY Reportable Segments / Consolidated and OP Share of Consolidated Amounts

This presentation includes supplemental financial information for the following segments: Digital Investment Management, Digital Operating, Digital Other, Wellness Infrastructure and Other.

Digital Investment Management
This business encompasses the investment and stewardship of third party capital in digital infrastructure and real estate. The Company's flagship opportunistic strategy is conducted through DCP I, DCP II and separately capitalized vehicles while other strategies, including digital credit and public equities, will be or are conducted through other investment vehicles. The Company earns management fees, generally based on the amount of assets or capital managed in investment vehicles, and have the potential to earn carried interest based on the performance of such investment vehicles subject to achievement of minimum return hurdles.

Digital Operating
This business is composed of balance sheet equity interests in digital infrastructure and real estate operating companies, which generally earns rental income from providing use of space and/or capacity in or on digital assets through leases, services and other agreements. The Company currently owns interests in two companies, DataBank's enterprise data centers, including zColo, and Vantage stabilized hyperscale data centers, which are also portfolio companies under Digital IM for the equity interests owned by third party capital.

Digital Other
This segment is composed of equity interests in digital investment vehicles, the largest of which is the Company’s investments and commitments to DCP I and DCP II. This segment also includes the Company’s investment and commitment to the digital liquid strategies and seed investments for future digital investment vehicles.

Wellness Infrastructure
This segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings, and hospitals. The Company earns rental income from senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, certain of the Company's senior housing properties are managed by operators under a RIDEA (REIT Investment Diversification and Empowerment Act) structure, which allows the Company to gain financial exposure to underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement. In connection with accelerating the monetization of substantially all of the assets in the Company's Other segment in the first quarter of 2021, the Company reorganized its Wellness Infrastructure segment to retrospectively include other healthcare related assets and obligations. These assets and obligations encompass: (i) the Company's management contract and equity interests in NorthStar Healthcare Income, equity investment in a healthcare asset manager, and N-Star CDO bonds collateralized largely by certain debt and preferred equity within the capital structure of Wellness Infrastructure, all of which previously resided in the Other segment; as well as (ii) the 5.375% exchangeable senior notes, trust preferred securities and corresponding junior subordinated debt that were not previously allocated to reportable segments, all of which were issued by NRF Holdco, which holds the Wellness Infrastructure portfolio as its primary asset and acts as guarantor.

Other
This segment is primarily composed of the shares in Colony Credit Real Estate, Inc ("CLNC") among a few other holdings.

Discontinued Operations
The Company has shifted its efforts to accelerating the monetization of its other equity and debt (“OED”) investments and Other IM business and is pursuing a potential monetization of a substantial majority of such assets. This acceleration and the successful disposition of the Company’s hotel business represent strategic shifts in the Company's business that are expected to have a significant effect on the Company’s operations and financial results, and accordingly, have met the criteria as discontinued operations. Accordingly, for all prior periods presented, the related assets and liabilities are presented as assets and liabilities held for disposition on the consolidated balance sheets and the related operating results are presented as income (loss) from discontinued operations on the consolidated statements of operations.

Throughout this presentation, consolidated figures represent the interest of both the Company (and its subsidiary Colony Capital Operating Company or the “CLNY OP”) and noncontrolling interests. Figures labeled as CLNY OP share represent the Company’s pro-rata share.

Colony Capital | Supplemental Financial Report

			Page
VII.	Wellness Infrastructure
	a.	Summary Metrics and Operating Results	22
	b.	Portfolio & Other Overview	23-25
VIII.	Other
	a.	Other Equity and Debt	26-27
	b.	Other Investment Management	28
IX.	Total Company Assets Under Management		29
X.	Appendices
	a.	Definitions	31
	b.	Reconciliation of Net Income (Loss) to NOI	32
	c.	Reconciliations of Net Income (Loss) to Digital Investment Management FRE and Digital Operating Adjusted EBITDA	33

Colony Capital | Supplemental Financial Report	5

Ia. Financial Overview - Summary Metrics

($ and shares in thousands, except per share data and as noted; as of or for the three months ended March 31, 2021, unless otherwise noted) (Unaudited)
Financial Data
Net income (loss) attributable to common stockholders	$(264,806)
Net income (loss) attributable to common stockholders per basic share	(0.56)
Core FFO	4,057
Core FFO per basic share	0.01
Adjusted EBITDA	56,132

Balance Sheet, Capitalization and Trading Statistics
Total consolidated assets	$16,625,250
CLNY OP share of consolidated assets	7,324,784
Total consolidated debt(1)	7,023,226
CLNY OP share of consolidated debt(1)	3,392,620
Basic shares and OP units outstanding as of March 31, 2021(2)	538,908
Basic shares and OP units outstanding as of May 3, 2021(2)	538,227
Liquidation preference of perpetual preferred equity	1,033,750
Insider ownership of shares and OP units as of May 3, 2021	9.4%
Digital Assets Under Management ("AUM")	$32.0 billion
% of total company AUM	69.4%
Digital Fee Earning Equity Under Management ("FEEUM")	$12.9 billion
% of total company FEEUM	71.6%

Notes:
In evaluating the information presented throughout this presentation see the appendices to this presentation for definitions and reconciliations of non-GAAP financial measures to GAAP measures.
(1)    Represents principal balance and excludes debt issuance costs, discounts and premiums. Excluded from above presentation is debt of assets which are presented under discontinued operations for the first quarter 2021, including, one hospitality portfolio under receivership, with related $780 million consolidated, or $702 million CLNY OP share, of debt, and substantially all of Other OED assets with related $884 million consolidated, or $331 million CLNY OP share, of debt.
(2)     Shares and OP units outstanding include all vested and unvested restricted stock, but excludes LTIP units, performance stock units, performance based restricted stock units and Wafra’s warrants, of which the issuance and/or vesting are subject to the performance of the Company's stock price or the achievement of certain Company-specific metrics.

Colony Capital | Supplemental Financial Report	6

Ib. Financial Overview - Summary of Segments

($ in thousands; as of or for the three months ended March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Digital Investment Management(1)
Third-party AUM ($ in millions)		$30,711
FEEUM ($ in millions)		12,853
Q1 2021 fee related earnings (FRE)(2)(3)		18,200

Digital Operating
Q1 2021 Adjusted EBITDA(4)	80,800	14,440
Investment-level non-recourse financing(5)(6)	3,369,338	527,520

Digital Other
Net carrying value	353,776	243,726

Notes:
(1)    In July 2020, the Company closed on a strategic investment from Wafra for a 31.5% ownership stake in the Digital Investment Management business.
(2)    For a reconciliation of net income/(loss) to FRE, please refer to the appendix to this presentation.
(3)    Includes a $2.7 million benefit from the unused portion of a one-time fourth quarter 2020 outperformance incentive expense.
(4)    For a reconciliation of net income/(loss) to Adjusted EBITDA, please refer to the appendix to this presentation.
(5)    Represents unpaid principal balance.
(6)    In addition to debt presented, the Digital operating segment has $149 million consolidated, or $30 million CLNY OP share, of finance lease obligations, which represents the present value of payments on leases classified as finance leases, in the Other Liabilities line item on the Company’s Balance Sheet.

Colony Capital | Supplemental Financial Report	7

Ib. Financial Overview - Summary of Segments (cont’d)

($ in thousands except as noted; as of or for the three months ended March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Wellness Infrastructure
Q1 2021 net operating income(1)(2)	$60,784	$43,104
Other net carrying value(3)	101,528	101,528
Investment-level non-recourse financing(4)	2,683,533	1,894,745
5.375% Exchangeable senior notes and TruPS(4)	293,722	293,722

Other(5)
Other Equity & Debt ("OED")
Assets(6)	$3,331,696	$1,605,373
Debt(4)	1,060,687	507,824
Equity	$2,271,009	$1,097,549
Other Investment Management
Third-party AUM ($ in millions)		9,871
FEEUM ($ in millions)		5,093

Unallocated Segment & Corporate Net Assets
Cash and cash equivalents, restricted cash and other assets	$360,318	$360,318
Accrued and other liabilities and dividends payable	167,411	167,411
Net assets	$192,907	$192,907

Notes:
(1)    NOI includes $0.8 million consolidated or $0.6 million CLNY OP share of interest earned related to $48 million consolidated or $34 million CLNY OP share carrying value of Wellness Infrastructure real estate loans. This interest income is in the Interest Income line item on the Company’s Statement of Operations.
(2)    For a reconciliation of net income/(loss) from continuing operations to NOI, please refer to the appendix to this presentation.
(3)    In connection with accelerating the monetization of substantially all of the assets in the Company's Other segment in the first quarter of 2021, the Company reorganized its Wellness Infrastructure segment to retrospectively include other healthcare related assets and obligations. These assets and obligations encompass: (i) the Company's management contract and equity interests in NorthStar Healthcare Income, equity investment in a healthcare asset manager, and N-Star CDO bonds collateralized largely by certain debt and preferred equity within the capital structure of Wellness Infrastructure, all of which previously resided in the Other segment; as well as (ii) the 5.375% exchangeable senior notes, trust preferred securities and corresponding junior subordinated debt that were not previously allocated to reportable segments, all of which were issued by NRF Holdco, which holds the Wellness Infrastructure portfolio as its primary asset and acts as guarantor.
(4)    Represents unpaid principal balance.
(5)    The Company is pursuing a potential monetization of a substantial majority of the assets in its Other segment and has classified $2.9 billion of consolidated assets ($1.2 billion CLNY OP share) and $884 million of consolidated debt ($331 million CLNY OP share) within OED as discontinued operations. These assets and related debt are included in the figures above to account for the related carrying values. Within Other Investment Management, $5.8 billion of third-party AUM and $4.0 billion of FEEUM are related to assets and businesses classified as discontinued operations and are included in the figures above; however, the third-party AUM and FEEUM related to the CLNC management contract, which is also classified as discontinued operations, are not included in the figures as the contract was terminated on April 30, 2021 and the Company received $102.3 million of consideration. The Company's management contract with NorthStar Healthcare Income is included in the Wellness Infrastructure segment.
(6)    Includes all components related to real estate assets, including tangible real estate and lease-related intangibles.

Colony Capital | Supplemental Financial Report	8

IIa. Financial Results - Consolidated Balance Sheet

($ in thousands, except per share data) (unaudited)	As of March 31, 2021
Assets
Cash and cash equivalents	$788,361
Restricted cash	125,959
Real estate, net	7,702,711
Loans receivable	85,272
Equity and debt investments	777,819
Goodwill	761,368
Deferred leasing costs and intangible assets, net	1,392,528
Assets held for disposition	4,094,657
Other assets	834,318
Due from affiliates	62,257
Total assets	$16,625,250
Liabilities
Debt, net	$6,877,291
Accrued and other liabilities	1,036,218
Intangible liabilities, net	89,915
Liabilities related to assets held for disposition	1,936,643
Due to affiliates	408
Dividends and distributions payable	18,516
Total liabilities	9,958,991
Commitments and contingencies
Redeemable noncontrolling interests	315,922
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	999,490
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 487,103 shares issued and outstanding	4,871
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7
Additional paid-in capital	7,576,873
Accumulated deficit	(6,460,262)
Accumulated other comprehensive income	101,056
Total stockholders’ equity	2,222,035
Noncontrolling interests in investment entities	4,003,905
Noncontrolling interests in Operating Company	124,397
Total equity	6,350,337
Total liabilities, redeemable noncontrolling interests and equity	$16,625,250

Colony Capital | Supplemental Financial Report	9

IIb. Financial Results - Noncontrolling Interests’ Share Balance Sheet

($ in thousands, except per share data) (unaudited)	As of March 31, 2021
Assets
Cash and cash equivalents	$269,946
Restricted cash	86,844
Real estate, net	4,685,687
Loans receivable	168,934
Equity and debt investments	472,794
Goodwill	456,477
Deferred leasing costs and intangible assets, net	1,118,191
Assets held for disposition	1,375,544
Other assets	659,071
Due from affiliates	6,978
Total assets	$9,300,466
Liabilities
Debt, net	$3,596,208
Accrued and other liabilities	614,438
Intangible liabilities, net	47,787
Liabilities related to assets held for disposition	722,206
Total liabilities	4,980,639
Commitments and contingencies
Redeemable noncontrolling interests	315,922
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	—
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 487,103 shares issued and outstanding	—
Class B, 1,000 shares authorized; 734 shares issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	—
Accumulated other comprehensive income	—
Total stockholders’ equity	—
Noncontrolling interests in investment entities	4,003,905
Noncontrolling interests in Operating Company	—
Total equity	4,003,905
Total liabilities, redeemable noncontrolling interests and equity	$9,300,466

Colony Capital | Supplemental Financial Report	10

IIc. Financial Results - Consolidated Segment Operating Results

	Three Months Ended March 31, 2021
($ in thousands) (unaudited)	Digital Investment Management	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total
Revenues
Property operating income	$—	$189,002	$—	$86,214	$—	$—	$—	$275,216
Interest income	1	104	690	1,815	7	—	59	2,676
Fee income	29,443	—	—	2,769	1,467	—	—	33,679
Other income	54	96	450	2,745	106	—	682	4,133
Total revenues	29,498	189,202	1,140	93,543	1,580	—	741	315,704
Expenses
Property operating expense	—	79,862	—	52,400	2	—	—	132,264
Interest expense	—	31,132	—	32,705	—	—	8,648	72,485
Investment and servicing expense	32	6,445	136	1,096	156	—	243	8,108
Transaction costs	—	—	—	1,067	—	—	1,618	2,685
Depreciation and amortization	6,267	122,221	—	31,418	10,457	—	604	170,967
Impairment loss	—	—	—	15,232	—	—	—	15,232
Compensation expense
Cash and equity-based compensation	12,385	18,029	—	3,199	1,434	—	48,372	83,419
Carried interest and incentive compensation	(33)	—	—	—	—	—	—	(33)
Administrative expenses	2,131	6,622	189	714	447	—	8,854	18,957
Total expenses	20,782	264,311	325	137,831	12,496	—	68,339	504,084
Other income (loss)
Other gain (loss), net	165	(3)	3,188	657	(21)	—	(12,700)	(8,714)
Equity method earnings (loss)	27	—	2,776	—	(21,489)	—	—	(18,686)
Equity method earnings (loss) - carried interest	(222)	—	—	—	—	—	—	(222)
Income (loss) before income taxes	8,686	(75,112)	6,779	(43,631)	(32,426)	—	(80,298)	(216,002)
Income tax benefit (expense)	(2,645)	12,268	1,090	2,421	208	—	12,483	25,825
Income (loss) from continuing operations	6,041	(62,844)	7,869	(41,210)	(32,218)	—	(67,815)	(190,177)
Income (loss) from discontinued operations	—	—	—	—	—	(437,422)	—	(437,422)
Net income (loss)	6,041	(62,844)	7,869	(41,210)	(32,218)	(437,422)	(67,815)	(627,599)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(96)	—	2,545	—	—	—	—	2,449
Investment entities	155	(53,125)	959	(4,834)	—	(299,017)	—	(355,862)
Operating Company	570	(926)	416	(3,470)	(3,073)	(13,191)	(8,222)	(27,896)
Net income (loss) attributable to Colony Capital, Inc.	5,412	(8,793)	3,949	(32,906)	(29,145)	(125,214)	(59,593)	(246,290)
Preferred stock dividends	—	—	—	—	—	—	18,516	18,516
Net income (loss) attributable to common stockholders	$5,412	$(8,793)	$3,949	$(32,906)	$(29,145)	$(125,214)	$(78,109)	$(264,806)

Colony Capital | Supplemental Financial Report	11

IId. Financial Results - Noncontrolling Interests’ Share Segment Operating Results

	Three Months Ended March 31, 2021
($ in thousands) (unaudited)	Digital Investment Management	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total
Revenues
Property operating income	$—	$156,295	$—	$25,251	$—	$—	$—	$181,546
Interest income	—	82	9	257	—	—	—	348
Fee income	9,625	—	—	—	—	—	—	9,625
Other income	19	81	238	473	—	—	—	811
Total revenues	9,644	156,458	247	25,981	—	—	—	192,330
Expenses
Property operating expense	—	65,687	—	15,740	—	—	—	81,427
Interest expense	—	25,812	—	8,521	—	—	—	34,333
Investment and servicing expense	10	5,474	29	423	—	—	—	5,936
Depreciation and amortization	1,971	101,697	—	9,237	—	—	—	112,905
Impairment loss	—	—	—	4,021	—	—	—	4,021
Compensation expense
Cash and equity-based compensation	2,647	14,422	—	—	—	—	—	17,069
Carried interest and incentive compensation	(10)	—	—	—	—	—	—	(10)
Administrative expenses	629	6,302	189	132	—	—	—	7,252
Total expenses	5,247	219,394	218	38,074	—	—	—	262,933
Other income (loss)
Other gain (loss), net	33	(3)	2,516	244	—	—	—	2,790
Equity method earnings (loss)	7	—	959	—	—	—	—	966
Equity method earnings (loss) - carried interest	(176)	—	—	—	—	—	—	(176)
Income (loss) before income taxes	4,261	(62,939)	3,504	(11,849)	—	—	—	(67,023)
Income tax benefit (expense)	(75)	9,814	—	998	—	—	—	10,737
Net income (loss)	4,186	(53,125)	3,504	(10,851)	—	—	—	(56,286)
Income (loss) from discontinued operations	—	—	—	—	—	(299,017)	—	(299,017)
Non-pro rata allocation of income (loss) to NCI	(4,127)	—	—	6,017	—	—	—	1,890
Net income (loss) attributable to noncontrolling interests	$59	$(53,125)	$3,504	$(4,834)	$—	$(299,017)	$—	$(353,413)

Colony Capital | Supplemental Financial Report	12

IIe. Financial Results - Segment Reconciliation of Net Income to FFO & Core FFO & Adjusted EBITDA

	OP pro rata share by segment								Amounts attributable to noncontrolling interests	CLNY consolidated as reported
($ in thousands; for the three months ended March 31, 2021; and unaudited)	Digital IM	Digital Operating	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments	Total OP pro rata share
Net income (loss) attributable to common stockholders	$5,412	$(8,793)	$3,949	$(32,906)	$(29,145)	$(125,214)	$(78,109)	$(264,806)	$—	$(264,806)
Net income (loss) attributable to noncontrolling common interests in Operating Company	570	(926)	416	(3,470)	(3,073)	(13,191)	(8,222)	(27,896)	—	(27,896)
Net income (loss) attributable to common interests in Operating Company and common stockholders	5,982	(9,719)	4,365	(36,376)	(32,218)	(138,405)	(86,331)	(292,702)	—	(292,702)

Adjustments for FFO:
Real estate depreciation and amortization	—	20,168	—	26,973	3,440	16,900	—	67,481	117,281	184,762
Impairment of real estate	—	—	—	11,211	—	23,715	—	34,926	71,151	106,077
Gain from sales of real estate	—	—	—	—	—	(38,166)	—	(38,166)	64	(38,102)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	—	—	—	—	—	—	(188,496)	(188,496)
FFO	$5,982	$10,449	$4,365	$1,808	$(28,778)	$(135,956)	$(86,331)	$(228,461)	$—	$(228,461)

Additional adjustments for Core FFO:
Adjustment to CLNC cash dividend	—	—	—	—	55,648	—	—	55,648	—	55,648
Equity-based compensation expense	1,375	62	—	700	—	2,693	14,065	18,895	404	19,299
Straight-line rent revenue and expense	(2)	129	—	13,420	—	(158)	(591)	12,798	4,427	17,225
Amortization of acquired above- and below-market lease values, net	—	79	—	3,684	—	(2)	—	3,761	2,244	6,005
Debt prepayment penalties and amortization of deferred financing costs and debt premiums and discounts	—	398	—	2,220	—	35,278	1,223	39,119	6,508	45,627
Non-real estate fixed asset depreciation, amortization and impairment	41	356	—	—	10,457	5,637	604	17,095	3,468	20,563
Restructuring and transaction-related charges(1)	—	—	—	1,104	667	1,450	31,244	34,465	17	34,482
Non-real estate (gains) losses, excluding realized gains or losses within the Digital Other segment	(222)	—	(2,490)	(413)	(32,784)	80,113	12,700	56,904	210,908	267,812
Net unrealized carried interest	23	—	—	—	—	—	—	23	166	189
Deferred taxes and tax effect on certain of the foregoing adjustments	(629)	(2,481)	(1,090)	(3,296)	(208)	(6,909)	(9,431)	(24,044)	(10,436)	(34,480)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	—	—	—	—	—	—	(217,706)	(217,706)
Less: Core FFO from discontinued operations	—	—	—	—	—	17,854	—	17,854	—	17,854
Core FFO	$6,568	$8,992	$785	$19,227	$5,002	$—	$(36,517)	$4,057	$—	$4,057
Less: Earnings of equity method investments	—	—	—	—	(4,794)	—	—	(4,794)
Plus: Preferred dividends	—	—	—	—	—	—	18,516	18,516
Plus: Core interest expense	4	4,922	35	21,964	—	—	7,426	34,351
Plus: Core tax expense	3,199	27	—	1,873	—	—	(3,051)	2,048
Plus: Non pro-rata allocation of income (loss) to NCI	201	—	—	1,214	—	—	—	1,415
Plus: Placement fees	40	—	—	—	—	—	—	40
Digital Operating installation services, restructuring, integration, and transaction costs	—	499	—	—	—	—	—	499
Adjusted EBITDA (CLNY OP Share)	$10,012	$14,440	$820	$44,278	$208	$—	$(13,626)	$56,132

Notes:
(1)    Restructuring and non-recurring items primarily represent costs and charges incurred as a result of corporate restructuring and reorganization to implement the digital evolution. These costs and charges include severance, retention, relocation, transition, shareholder settlement and other related restructuring costs, which are not reflective of the Company’s core operating performance.

Colony Capital | Supplemental Financial Report	13

IIIa. Capitalization - Overview

($ in thousands; as of March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount	Wtd. avg. years remaining to maturity(1)	Wtd. avg. interest rate(2)

Debt (UPB)
Investment-level debt:
Digital Operating	$3,369,338	$527,520	4.7	3.2%
Wellness Infrastructure	2,683,533	1,894,745	3.3	4.0%
Other	176,633	176,633	0.7	4.9%
5.375% Exchangeable senior notes(3)	13,605	13,605	12.2	5.4%
TruPS(3)	280,117	280,117	15.2	3.1%	(4)
Total investment-level debt(5)	6,523,226	2,892,620

Corporate debt:
$400 million revolving credit facility	—	—	N/A	N/A
Convertible/exchangeable senior notes	500,000	500,000	3.4	5.5%
Total corporate debt	500,000	500,000

Total debt(5)	$7,023,226	$3,392,620

Total debt - Fixed / Floating summary
Fixed	$3,724,333	$1,227,383
Floating	3,298,893	2,165,237
Total debt	$7,023,226	$3,392,620

Perpetual preferred stock, redemption value
Total perpetual preferred stock		$1,033,750

Notes:
(1)    Weighted Average Years Remaining to Maturity is based on initial maturity dates or extended maturity dates if the criteria to extend have been met as of May 3, 2021, the latest practicable date that the information was available, and the extension option is at the Company’s discretion.
(2)    Based on 1-month LIBOR of 0.11% and 3-month LIBOR of 0.19% for floating rate debt.
(3)    These obligations were issued by NRF Holdco, which holds the Wellness Infrastructure portfolio as its primary asset and acts as guarantor. The Company is neither an obligor nor guarantor on the TruPS and 5.375% exchangeable notes.
(4)    Based on 3-month LIBOR plus rates between 2.50% to 3.25%.
(5)    Excluded from above presentation is debt of assets which are presented under discontinued operations for the first quarter 2021, including, one hospitality portfolio under receivership, with related $780 million consolidated, or $702 million CLNY OP share, of debt, and substantially all of Other OED assets with related $884 million consolidated, or $331 million CLNY OP share, of debt.

Colony Capital | Supplemental Financial Report	14

IIIb. Capitalization - Revolving Credit Facility

($ in thousands, except as noted; as of March 31, 2021)
Revolving credit facility
Maximum principal amount	$400,000
Amount outstanding	—
Current maturity	July 11, 2021
Fully-extended maturity	January 10, 2022
Interest rate	LIBOR + 2.75%

Financial covenants as defined in the Credit Agreement(1):	Covenant level
Consolidated Tangible Net Worth	Minimum $1,740 million
Consolidated Fixed Charge Coverage Ratio(2)	Minimum 1.30 to 1.00
Interest Coverage Ratio(3)	Minimum 3.00 to 1.00
Consolidated Leverage Ratio	Maximum 0.65 to 1.00

Company status: As of March 31, 2021, CLNY is meeting all required covenant threshold levels.

Notes:
(1)    The Company's credit agreement allows for the exclusion of the assets, debt, fixed charges and earnings of investments with non-recourse debt at the Company's election.
(2)    The borrowing base is discounted by 10% at a Fixed Charge Coverage Ratio between 1.30 and 1.50 to 1.00.
(3)    Interest Coverage Ratio represents the ratio of the sum of (1) earnings from borrowing base assets and (2) certain investment management earnings divided by the greater of (a) actual interest expense on the revolving credit facility and (b) the average balance of the facility multiplied by 7.0% for the applicable quarter.

Colony Capital | Supplemental Financial Report	15

IIIc. Capitalization - Convertible/Exchangeable Notes & Perpetual Preferred Stock

($ in thousands; except per share data; as of March 31, 2021, unless otherwise noted)
Convertible/exchangeable debt
Description	Outstanding principal	Final due date(1)	Interest rate	Conversion price (per share of common stock)	Conversion ratio	Conversion shares
5.75% Exchangeable senior notes	$300,000	July 15, 2025	5.75% fixed	$2.30	434.7826	130,435
5.0% Convertible senior notes	200,000	April 15, 2023	5.00% fixed	15.76	63.4700	12,694
5.375% Exchangeable senior notes	13,605	June 15, 2033	5.375% fixed	12.04	83.0837	1,130
Total convertible debt	$513,605

Perpetual preferred stock
Description	Liquidation preference	Shares outstanding (In thousands)	Callable period
Series G 7.5% cumulative redeemable perpetual preferred stock	$86,250	3,450	Callable
Series H 7.125% cumulative redeemable perpetual preferred stock	287,500	11,500	Callable
Series I 7.15% cumulative redeemable perpetual preferred stock	345,000	13,800	On or after June 5, 2022
Series J 7.125% cumulative redeemable perpetual preferred stock	315,000	12,600	On or after September 22, 2022
Total preferred stock	$1,033,750	41,350

Notes:
(1)    Callable at principal amount only if CLNY common stock has traded at least 130% of the conversion price for 20 of 30 consecutive trading days: on or after July 21, 2023, for the 5.75% exchangeable senior notes; on or after January 22, 2019, for the 3.875% convertible senior notes; on or after April 22, 2020, for the 5.0% convertible senior notes; and on or after June 15, 2020, for the 5.375% exchangeable senior notes.

Colony Capital | Supplemental Financial Report	16

IIId. Capitalization - Debt Maturity and Amortization Schedules

($ in thousands; as of March 31, 2021)	Payments due by period(1)
Consolidated debt	2021	2022	2023	2024	2025 and after	Total
Investment-level debt:
Digital Operating	$4,723	$6,830	$258,143	$616,503	$2,483,139	$3,369,338
Wellness Infrastructure	10,066	423,411	10,859	2,109,878	129,319	2,683,533
Other	21,316	155,317	—	—	—	176,633
5.375% Exchangeable senior notes(2)	—	—	—	—	13,605	13,605
TruPS(2)	—	—	—	—	280,117	280,117
Corporate debt:
$400 million revolving credit facility	—	—	—	—	—	—
Convertible/exchangeable senior notes	—	—	200,000	—	300,000	500,000
Total consolidated debt(3)	$36,105	$585,558	$469,002	$2,726,381	$3,206,180	$7,023,226

Pro rata debt	2021	2022	2023	2024	2025 and after	Total
Investment-level debt:
Digital Operating	$624	$938	$36,534	$82,027	$407,397	$527,520
Wellness Infrastructure	7,045	309,000	7,614	1,471,996	99,090	1,894,745
Other	21,316	155,317	—	—	—	176,633
5.375% Exchangeable senior notes(2)	—	—	—	—	13,605	13,605
TruPS(2)	—	—	—	—	280,117	280,117
Corporate debt:
$400 million revolving credit facility	—	—	—	—	—	—
Convertible/exchangeable senior notes	—	—	200,000	—	300,000	500,000
Total pro rata debt(3)	$28,985	$465,255	$244,148	$1,554,023	$1,100,209	$3,392,620

Notes:
(1)    Weighted Average Years Remaining to Maturity is based on initial maturity dates or extended maturity dates if the criteria to extend have been met as of May 3, 2021, the latest practicable date that the information was available, and the extension option is at the Company’s discretion.
(2)    These obligations were issued by NRF Holdco, which holds the Wellness Infrastructure portfolio as its primary asset and acts as guarantor. The Company is neither an obligor nor guarantor on the TruPS and 5.375% exchangeable notes.
(3)    Excluded from above presentation is debt of assets which are presented under discontinued operations for the first quarter 2021, including, one hospitality portfolio under receivership, with related $780 million consolidated, or $702 million CLNY OP share, of debt, and substantially all of Other OED assets with related $884 million consolidated, or $331 million CLNY OP share, of debt.

Colony Capital | Supplemental Financial Report	17

IIIe. Capitalization - Structure

Subordinate
Common Stock
$1,034M Preferred Stock (Redemption Value)
Convertible Senior Notes ($200M)
Colony Capital, Inc. (CLNY) REIT
~ 90%
OP Unit Holders
~ 10%
Corporate Debt
$400M Revolving Credit Facility and $300M of REIT Exchangeable Senior Notes issued in July 2020
Colony Capital Operating Company, LLC ("CCOC")
TruPS non-recourse to CLNY or CCOC, but obligation of a subsidiary of CCOC that owns Wellness Infrastructure and other non-core assets
Trust Preferred Securities ("TruPS") ($280M) & 5.375% Exchangeable Notes ($13.6M)
Subsidiaries of CCOC
$2.6Bn Non-Recourse Investment Level Debt
$528M Digital Operating
$1,895M Wellness Infrastructure
$177M Other Equity & Debt

Colony Capital | Supplemental Financial Report	18

IV. Digital Investment Management

Digital Third-party AUM & FEEUM
($ in millions, as of March 31, 2021, unless otherwise noted)	AUM CLNY OP Share	FEEUM CLNY OP Share		Fee Rate
Digital Colony Partners I	$5,931	$3,179	(1)	1.2%
Digital Colony Partners II	$4,775	$3,964		1.2%
Separately Capitalized Portfolio Companies	$9,619	$2,476		0.9%
Co-Investment (Sidecar) Capital	$9,865	$2,802		0.5%
Liquid Strategies	$521	$432		0.5%
Digital Investment Management Total	$30,711	$12,853		0.9%

FRE(2)
($ in thousands, unless otherwise noted)				Q1 2021
Fee income(3)				$31,065
Other income				54
Compensation expense—cash(4)				(10,852)
Administrative expenses				(2,067)
FRE Total				$18,200

Notes:
(1)    Due to the first closing of Digital Colony Partners II, Digital Colony Partners I FEEUM changed from committed capital to invested equity. Committed capital which has not been invested will generate fees once this capital is invested.
(2)    For a reconciliation of net income/(loss) to FRE, please refer to the appendix to this presentation.
(3)    Includes $1.6 million of fee income, which is eliminated because the Company consolidates certain limited partner interest in its Statement of Operations.
(4)    Includes a $2.7 million benefit from the unused portion of a one-time fourth quarter 2020 outperformance incentive expense.

Colony Capital | Supplemental Financial Report	19

V. Digital Operating

Portfolio Overview	Consolidated amount	CLNY OP share of consolidated amount
($ in thousand, as of March 31, 2021, unless otherwise noted)
Asset(1)	$6,633,245	$1,073,366
Debt(2)(3)	3,369,338	527,520
Net Carrying Value(4)	$3,263,907	$545,846

Adjusted EBITDA(4)	Q1 2021
($ in thousands, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount

Total revenues	$189,202	$32,744
Property operating expenses	(79,862)	(14,175)
Compensation and administrative expenses	(24,651)	(3,927)
Investment, servicing and commission expenses	(6,445)	(971)
EBITDAre:	$78,244	13,671

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(399)	192
Compensation expense—equity-based	308	62
Installation services	880	176
Transaction, restructuring & integration costs	1,767	339
Adjusted EBITDA:	$80,800	$14,440

Operating Metrics
($ in millions, unless otherwise noted)	3/31/21	3/31/20(5)
Number of Data Centers	76	76
Max Critical I.T. Square Feet	1,791,781	1,738,686
Leased Square Feet	1,423,322	1,393,008
% Utilization Rate	79.4%	80.1%
MRR (Annualized)	$743.0	$720.0
Bookings (Annualized)	$23.0	$26.0
Quarterly Churn (% of Prior Quarter MRR)	1.3%	2.0%

Notes:
(1)    Includes all components related to real estate assets, including tangible real estate and lease-related intangibles.
(2)    Represents unpaid principal balance.
(3)    In addition to debt presented, the Digital operating segment has $149 million consolidated, or $30 million CLNY OP share, of finance lease obligations, which represents the present value of payments on leases classified as finance leases, in the Other Liabilities line item on the Company’s Balance Sheet.
(4)    For a reconciliation of net income/(loss) to adjusted EBITDA, please refer to the appendix to this presentation.
(5)    The Company did not have interest in Vantage SDC or zColo in the first quarter 2020, however, presented Operating Metrics include data for Vantage SDC and zColo for the prior year period for comparative purposes.

Colony Capital | Supplemental Financial Report	20

VI. Digital Other

Portfolio Overview
($ in thousand, as of March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
CLNY's GP Co-investment in DCP I Investments	$173,831	$160,342
Equity interests in digital investment vehicles	179,945	83,384
Net carrying value	$353,776	$243,726

Colony Capital | Supplemental Financial Report	21

VIIa. Wellness Infrastructure - Summary Metrics and Operating Results

($ in thousands; as of or for the three months ended March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
Net operating income
Net operating income:
Senior Housing - Operating	$8,654	$6,068
Medical Office Buildings	13,574	9,453
Triple-Net Lease:
Senior Housing(1)	14,066	9,900
Skilled Nursing Facilities	22,037	15,975
Hospitals	2,453	1,708
Total net operating income	$60,784	$43,104

Portfolio overview	Total number of properties	Capacity	% Occupied(2)	TTM Lease Coverage(3)	WA Remaining Lease Term
Senior Housing - Operating	53	4,756 units	69.4%	N/A	N/A
Medical Office Buildings	106	3.8 million sq. ft.	82.6%	N/A	4.5
Triple-Net Lease:
Senior Housing	65	3,534 units	70.8%	0.9x	11.2
Skilled Nursing Facilities	83	9,723 beds	68.2%	1.2x	5.0
Hospitals	9	456 beds	62.8%	4.0x	9.1
Total	316

Same store financial/operating results related to the segment
	% Occupied(2)		TTM Lease Coverage(3)		NOI
	Q1 2021	Q1 2020	12/31/2020	12/31/2019	Q1 2021	Q1 2020	% Change
Senior Housing - Operating	69.4%	81.4%	N/A	N/A	$8,708	$14,154	(38.5)%
Medical Office Buildings	82.6%	82.2%	N/A	N/A	13,511	12,991	4.0%
Triple-Net Lease:
Senior Housing	70.8%	84.5%	0.9x	1.4x	14,060	13,036	7.9%
Skilled Nursing Facilities	68.2%	82.5%	1.2x	1.2x	22,045	21,850	0.9%
Hospitals	62.8%	59.2%	4.0x	1.9x	3,263	1,952	67.2%
Total					$61,587	$63,983	(3.7)%

Notes:
(1)    NOI includes $0.8 million consolidated or $0.6 million CLNY OP share of interest earned related to $48 million consolidated or $34 million CLNY OP share carrying value of Wellness Infrastructure real estate loans. This interest income is in the Interest Income line item on the Company’s Statement of Operations. For a reconciliation of net income/(loss) attributable to common stockholders to NOI, please refer to the appendix to this presentation.
(2)    Occupancy % for Senior Housing - Operating represents average of the presented quarter, MOB’s is as of last day in the quarter and Triple-Net Lease represents average of the prior quarter. Occupancy represents real estate property operator’s patient/resident occupancy for all types except MOB.
(3)    Represents the ratio of the tenant's/operator's EBITDAR to cash rent payable to the Company's Wellness Infrastructure segment on a trailing twelve month basis and as of the prior quarter due to timing of data availability from tenant/operators. Refer to Important Notes Regarding Non-GAAP Financial Measures and Definitions pages in this presentation for additional information regarding the use of tenant/operator EBITDAR.

Colony Capital | Supplemental Financial Report	22

VIIb. Wellness Infrastructure - Portfolio Overview

(As of or for the three months ended March 31, 2021, unless otherwise noted)
Triple-Net Lease Coverage(1)		% of Triple-Net Lease TTM NOI as of December 31, 2020
TTM Lease Coverage	# of Leases	Senior Housing	Skilled Nursing Facilities & Hospitals	% Triple-Net Lease NOI	WA Remaining Lease Term
Less than 0.99x	5	31%	30%	61%	9 yrs
1.00x - 1.09x	2	1%	10%	11%	6 yrs
1.10x - 1.19x	1	4%	—%	4%	2 yrs
1.20x - 1.29x	—	—%	—%	—%	—
1.30x - 1.39x	—	—%	—%	—%	—
1.40x - 1.49x	1	—%	3%	3%	9 yrs
1.50x and greater	9	—%	21%	21%	2 yrs
Total / W.A.	18	36%	64%	100%	8 yrs

Revenue Mix(2)	December 31, 2020 TTM
	Private Pay	Medicare	Medicaid
Senior Housing - Operating	82%	3%	15%
Medical Office Buildings	100%	—%	—%
Triple-Net Lease:
Senior Housing	59%	—%	41%
Skilled Nursing Facilities	25%	23%	52%
Hospitals	34%	53%	13%
W.A.	58%	11%	31%

Notes:
(1)    Represents the ratio of the tenant's/operator's EBITDAR to cash rent payable to the Company's Wellness Infrastructure segment on a trailing twelve month basis and due to timing of availability of data tenants/operators provide information from prior quarter. Refer to Important Notes Regarding Non-GAAP Financial Measures and Definitions pages in this presentation for additional information regarding the use of tenant/operator EBITDAR. Represents leases with EBITDAR coverage in each listed range. Excludes interest income associated with triple-net lease senior housing type and rental income from certain hospital properties.
(2)    Revenue mix represents percentage of revenues derived from private, Medicare and Medicaid payor sources and as of the prior quarter due to timing of data availability from tenant/operators. The payor source percentages for the hospital category excludes two operating partners, who do not track or report payor source data and totals approximately one-third of NOI in the hospital category. Overall percentages are weighted by NOI exposure in each category.

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VIIb. Wellness Infrastructure - Portfolio Overview (cont’d)

($ in thousands; as of or for the three months ended March 31, 2021, unless otherwise noted)
Top 10 Geographic Locations by NOI
	Number of properties	NOI
United Kingdom	46	$11,316
Indiana	55	7,412
Florida	25	6,390
Pennsylvania	8	5,063
Georgia	20	4,502
Oregon	31	3,965
Texas	28	3,436
Ohio	8	2,580
Illinois	14	2,304
Louisiana	6	2,056
Total	241	$49,024

Top 10 Operators/Tenants by NOI
	Property Type/Primary Segment	Number of properties	NOI	% Occupied	TTM Lease Coverage	WA Remaining Lease Term
Caring Homes (U.K.)	Sr. Housing / NNN	46	$11,316	67.9%	0.9x	14 yrs
Senior Lifestyle	Sr. Housing / RIDEA	30	7,479	68.8%	N/A	N/A
Sentosa	SNF / NNN	8	5,063	68.3%	0.4x	7 yrs
Wellington Healthcare	SNF / NNN	10	4,008	75.9%	1.1x	6 yrs
Millers	SNF / NNN	28	3,990	58.3%	2.1x	N/A
Citadel Care Centers, LLC	SNF / NNN	11	3,026	59.8%	0.3x	3 yrs
Consulate	SNF / NNN	10	2,678	79.2%	1.0x	7 yrs
Frontier(1)	Sr. Housing / NNN / RIDEA	20	2,623	91.2%	1.1x	2 yrs
Landmark	Hospital	5	1,759	68.2%	4.8x	13 yrs
WW Healthcare	SNF / NNN	5	1,347	63.7%	1.4x	9 yrs
Total		173	$43,289

(1)    NNN primary segment operating metrics presented, RIDEA segment % occupied was 72.4%.

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VIIb. Wellness Infrastructure - Other(1)

($ in thousand, as of March 31, 2021, unless otherwise noted)	Consolidated amount	CLNY OP share of consolidated amount
N-Star CDO bonds	$36,434	$36,434
Management contract and equity interests in NorthStar Healthcare Income (NHI), equity investment in American Healthcare Investors, a healthcare asset manager, and the outstanding balance of a line of credit to NHI	61,352	61,352
Other	3,742	3,742
Net carrying value	$101,528	$101,528

Notes:
(1)    In connection with accelerating the monetization of substantially all of the assets in the Company's Other segment in the first quarter of 2021, the Company reorganized its Wellness Infrastructure segment to retrospectively include other healthcare related assets and obligations. These assets encompass the Company's management contract and equity interests in NorthStar Healthcare Income, equity investment in a healthcare asset manager, and N-Star CDO bonds collateralized largely by certain debt and preferred equity within the capital structure of Wellness Infrastructure, all of which previously resided in the Other segment.

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VIIIa. Other Equity and Debt

					CLNY OP Share
					Depreciated Carrying Value
($ in millions)					3/31/2021
Investment	Investment Type	Property Type	Geography	CLNY Ownership %(1)	Assets(2)	Equity(2)(3)	% of Total Equity
Colony Credit Real Estate, Inc. (CLNC)	Public Company Common Shares	Various	Various	36%	$352.8	$352.8	32%
Tolka Irish NPL Portfolio(4)	Non-Performing First Mortgage Loans	Primarily Office	Ireland	100%	382.5	163.3	15%
Spencer Dock Loan	Mezzanine Loan with Profit Participation	Office, Hospitality & Residential	Ireland	20%	50.4	50.4	5%
Ronan CRE Portfolio Loan	Mezzanine Loan	Office, Residential, Mixed-Use	Ireland / France	50%	49.2	49.2	4%
Albertsons	Equity	Grocery Stores	Nationwide	n/a	48.0	48.0	4%
AccorInvest	Real Estate Equity	Hospitality	Primarily Europe	1%	42.8	42.8	4%
McKillin Portfolio Loan	Debt Financing	Office and Personal Guarantee	Primarily US and UK	96%	42.3	42.3	4%
Blade	Equity	Air Mobility Platform	US	17%	36.8	36.8	3%
Maranatha French Hotel Portfolio	Real Estate Equity	Hospitality	France	44%	36.8	36.1	3%
France & Spain CRE Portfolio	Real Estate Equity	Primarily Office & Hospitality	France & Spain	33%	104.8	34.7	3%
Remaining OED (>30 Investments)	Various	Various	Various	Various	459.0	241.1	22%
Total Other Equity and Debt					$1,605.4	$1,097.5	100%

(1)    Ownership % represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.
(2)    The Company is pursuing a potential monetization of a substantial majority of the assets in its Other segment and has classified $2.9 billion of consolidated assets ($1.2 billion CLNY OP share) and $884 million of consolidated debt ($331 million CLNY OP share) within OED as discontinued operations. These assets and related debt are included in the figures to account for the related carrying values.
(3)    Beginning in the fourth quarter of 2020, the Company included the net assets of investments, which includes cash and cash equivalents, restricted cash, other assets, and accrued and other liabilities of each investment. For prior periods, net assets of investments were included in the total net assets of the Company presented in the Financial Overview - Summary of Segments section.
(4)    In April 2021, the Company sold a 74% controlling interest in two high-quality office properties located in Dublin’s city center with $104 million in net equity proceeds.

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VIIIa. Other Equity and Debt

		3/31/2021 CLNY OP Share
($ in millions)		Depreciated Carrying Value
Investment	CLNY Ownership %(1)	Assets(2)	Equity(2)(3)	% of Total Equity	Description
Colony Credit Real Estate, Inc. (CLNC)	36%	$352.8	$352.8	32%	The Company owns approximately 48.0 million shares and share equivalents, or 36%, of CLNC, a commercial real estate credit REIT.
Tolka Irish NPL Portfolio(4)	100%	382.5	163.3	15%	NPL portfolio backed by six remaining assets primarily composed of high quality mixed-use buildings in prime Irish locations in Greater Dublin. In April 2021, the Company sold two high-quality office properties located in Dublin’s city center with $104 million in net equity proceeds. Following the sale, asset carrying value is $81 million and equity is $52 million.
Spencer Dock Loan	20%	50.4	50.4	5%	EUR 222.6 million whole loan (EUR 200.8 million funded to date) with 71% profit participation in a Dublin mixed-use development of approximately 1 million square feet. The South Site (accounting for 60.7% of total NIA) is entirely pre-let to SalesForce and Dalata, while the North Site (accounting for 39.3% of total NIA) is currently under planning review.
Ronan CRE Portfolio Loan	50%	49.2	49.2	4%	EUR 93.8 million junior loan with an 11% coupon (4.5% cash interest and 6.5% PIK interest) and maturity in Jan-22 collateralized by a portfolio of 12 income-producing mixed-use assets and 5 residential and mixed-use development sites primarily in Ireland.
Albertsons	n/a	48.0	48.0	4%	2% ownership in a JV that owns an approximate 4% stake in the public shares of Albertsons Companies Inc. (NYSE: ACI). CLNY receives an annual management fee on $148.5 million third-party JV equity. Additionally, CLNY holds an interest in a profit share vehicle that following expiration of lockouts on share sales and repayment of JV hurdles, CLNY may receive additional consideration.
AccorInvest	1%	42.8	42.8	4%	Ownership of a diversified portfolio of approximately 900 hotels located primarily in Europe and mostly within the economy and midscale segments managed by Accor. The Company’s position sits alongside EUR 840 million of third-party capital managed by the Company, which combine to own approximately 21% of AccorInvest.
McKillin Portfolio Loan	96%	42.3	42.3	4%	GBP 49 million note secured by (i) pledge of borrower’s equity interest in a Boston office tower, (ii) other commercial real estate collateral and (iii) borrower’s personal guarantee, which is capped in amount.
Blade	17%	36.8	36.8	3%	A minority interest in an urban air mobility platform servicing scheduled and chartered routes predominantly in the northeast and west coast United States. In December 2020, Blade and a special purpose acquisition company, Experience Investment (NASDAQ:EXPC), announced a plan to merge, effectively creating the very first publicly traded global air mobility firm.
Maranatha French Hotel Portfolio	44%	36.8	36.1	3%	Equity financing investment for restructuring and repositioning of the Maranatha Group, France’s third-largest hotel group, which went to bankruptcy. Initial portfolio perimeter constituted by 37 hotels across France along with a management company.
France & Spain CRE Portfolio	33%	104.8	34.7	3%	Portfolio constituted of 26 office properties located in France and 1 hotel in Spain.
Remaining OED (>30 Investments)	Various	459.0	241.1	22%
Total Other Equity and Debt		$1,605.4	$1,097.5	100%

(1)    Ownership % represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.
(2)    The Company is pursuing a potential monetization of a substantial majority of the assets in its Other segment and has classified $2.9 billion of consolidated assets ($1.2 billion CLNY OP share) and $884 million of consolidated debt ($331 million CLNY OP share) within OED as discontinued operations. These assets and related debt are included in the figures to account for the related carrying values.
(3)    Beginning in the fourth quarter of 2020, the Company included the net assets of investments, which includes cash and cash equivalents, restricted cash, other assets, and accrued and other liabilities of each investment. For prior periods, net assets of investments were included in the total net assets of the Company presented in the Financial Overview - Summary of Segments section.
(4)    In April 2021, the Company sold a 74% controlling interest in two high-quality office properties located in Dublin’s city center with $104 million in net equity proceeds.

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VIIIb. Other Investment Management

($ in millions, except as noted; as of March 31, 2021, unless otherwise noted)			CLNY OP Share
Segment	Products	Description	AUM(1)	FEEUM(1)		Fee Rate

Other Institutional Funds	• Credit • Opportunistic • Other co-investment vehicles	• 27 years of institutional investment management experience • Sponsorship of private equity funds and vehicles earning asset management fees and performance fees • More than 300 investor relationships	$6,573	$4,355		.8%
Retail Companies	• NorthStar Healthcare Income	• Manage public non-traded vehicles earning asset management and performance fees	3,298	$738	(2)	1.5%
Total			$9,871	$5,093

Notes:
(1)    The Company is pursuing a potential monetization of a substantial majority of the assets in its Other segment. Within Other Investment Management, $5.8 billion of third-party AUM and $4.0 billion of FEEUM are related to assets and businesses classified as discontinued operations and are included in the figures; however, the third-party AUM and FEEUM related to the CLNC management contract, which is also classified as discontinued operations, are not included in the figures as the contract was terminated on April 30, 2021 and the Company received $102.3 million of consideration. The Company's management contract with NorthStar Healthcare Income is included in the Wellness Infrastructure segment.
(2)    FEEUM of NorthStar Healthcare Income represents its most recently published Net Asset Value.

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IX. Total Company Assets Under Management

($ in millions)	CLNY OP Share
Segment	3/31/21	% of Grand Total	3/31/20	% of Grand Total

Digital Investment Management	$30,711	66.5%	$20,107	41.8%
Digital Balance Sheet:
Digital operating	1,073		290
Digital other	244		230
Digital Balance Sheet	1,317	2.9%	520	1.1%
Digital Total AUM	32,028	69.4%	20,627	42.9%

Legacy Investment Management(1)	9,871	21.4%	15,612	32.4%
Legacy Balance Sheet:
Wellness Infrastructure(2)	2,676		3,606
Hospitality	—		3,601
Other - OED	1,606		4,666
Legacy Balance Sheet	4,282	9.3%	11,873	24.7%
Legacy Total AUM	14,153	30.6%	27,485	57.1%

Grand Total AUM	$46,181	100.0%	$48,112	100.0%

Notes:
(1)    Legacy Investment Management: 3/31/21 includes $6.4 million Institutional AUM and $3.3 billion NorthStar Healthcare Income AUM, and 3/31/20 includes $7.7 million Institutional AUM, $3.4 billion CLNC AUM and $3.4 billion NorthStar Healthcare Income AUM.
(2)    In connection with accelerating the monetization of substantially all of the assets in the Company's Other segment in the first quarter of 2021, the Company reorganized its Wellness Infrastructure segment to retrospectively include other healthcare related assets and obligations. These assets encompass the Company's management contract and equity interests in NorthStar Healthcare Income, equity investment in a healthcare asset manager, and N-Star CDO bonds collateralized largely by certain debt and preferred equity within the capital structure of Wellness Infrastructure, all of which previously resided in the Other segment. The details of these assets are outlined on page 25.

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APPENDICES

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Xa. Appendices - Definitions

Assets Under Management (“AUM”)
Assets owned by the Company’s balance sheet and assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. Balance sheet AUM is based on the undepreciated carrying value of digital investments and the impaired carrying value of non digital investments as of the report date. Investment management AUM is based on the cost basis of managed investments as reported by each underlying vehicle as of the report date. AUM further includes uncalled capital commitments, but excludes CLNY OP’s share of non wholly-owned real estate investment management platform’s AUM. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Contracted Revenue Growth (“Bookings”)
The Company defines Bookings as either (1) a new data center customer contract for new or additional services over and above any services already being provided as well as (2) an increase in contracted rates on the same services when a contract renews. In both instances a booking is considered to be generated when a new contract is signed with the recognition of new revenue to occur when the new contract begins billing.

Churn
The Company calculates Churn as the percentage of MRR lost during the period divided by the prior period’s MRR. Churn is intended to represent data center customer contracts which are terminated during the period, not renewed or are renewed at a lower rate.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Wellness Infrastructure same store portfolio: defined as properties in operation throughout the full periods presented under the comparison. Properties acquired or disposed during these periods are excluded for the same store portfolio.

Max Critical I.T. Square Feet
Amount of total rentable square footage.

Monthly Recurring Revenue (“MRR”)
The Company defines MRR as revenue from ongoing services that is generally fixed in price and contracted for longer than 30 days.

NOI: Net Operating Income. NOI for the Company's real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

UPB: Unpaid Principal Balance

% Utilization Rate: Amount of leased square feet divided by max critical I.T. square feet.

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Xb. Appendices - Reconciliation of Net Income (Loss) to NOI

($ in thousands; for the three months ended March 31, 2021)
NOI Determined as Follows	Wellness Infrastructure
Total revenues	$88,666
Straight-line rent revenue and amortization of above- and below-market lease intangibles	24,571
Interest income	(53)
Property operating expenses(1)	(52,400)
NOI	$60,784

Reconciliation of Net Income (Loss) from Continuing Operations to NOI
Wellness Infrastructure
Income (loss)	$(41,210)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	24,571
Interest income	(999)
Fee income	(2,769)
Other income	(1,162)
Interest expense	32,705
Transaction, investment and servicing costs	2,163
Depreciation and amortization	31,418
Impairment loss	15,232
Compensation and administrative expense	3,913
Other (gain) loss, net	(657)
Income tax (benefit) expense	(2,421)
NOI	$60,784

Notes:
(1)    Property operating expenses includes property management fees paid to third parties.

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Xc. Appendices - Reconciliations of Net Income (Loss) to Digital IM FRE and Digital Operating Adjusted EBITDA

($ in thousands; for the three months ended March 31, 2021)
Digital Investment Management FRE Determined as Follows
Digital Investment Management Net income (loss)	$6,041
Adjustments:
Interest income	(1)
Fee income eliminated in the Company's consolidated Statement of Operations	1,622
Investment and servicing expense	32
Depreciation and amortization	8,912
Compensation expense—equity-based	1,533
Compensation expense—carried interest and incentive	(33)
Administrative expenses—straight-line rent	(2)
Administrative expenses—placement agent fee	59
Equity method (earnings) losses	195
Other (gain) loss, net	(165)
Income tax (benefit) expense	7
FRE(1)	$18,200

Digital Operating Adjusted EBITDA Determined as Follows
Net income (loss) from continuing operations	$(62,844)
Adjustments:
Interest expense	31,133
Income tax (benefit) expense	(12,269)
Depreciation and amortization	122,220
Other gain loss	4
EBITDAre:	78,244

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(399)
Compensation expense—equity-based	308
Installation services	880
Transaction, restructuring & integration costs	1,767
Adjusted EBITDA:	$80,800

Notes:
(1)    Includes a $2.7 million benefit from the unused portion of a one-time fourth quarter 2020 outperformance incentive expense.

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